Exhibit 99.1

BLUEPHOENIX AND ATERAS MERGE TO CREATE ‘MODERN SYSTEMS’

Strategic Combination Creates One Of The Largest Legacy Modernization Companies In The World

SEATTLE, WA, AUGUST 6, 2014 - BluePhoenix Solutions (NASDAQ: BPHX) and Sophisticated Business Systems, Inc. (“ATERAS”), today announced entry into a definitive merger agreement (dated August 5, 2014) (the “Merger Agreement”) pursuant to which Ateras and a wholly-owned subsidiary of BluePhoenix would merge. The agreement is an all-stock transaction in which BluePhoenix will issue approximately 6.2M shares to ATERAS shareholders in exchange for 100 percent of ATERAS’ shares. The merger agreement between BluePhoenix and ATERAS is subject to shareholder approval, regulatory review and other material customary conditions and is expected to close during the 4th Quarter between the parties.

On a pro-forma basis the revenue for the combined entities in 2013 would have been $14.3M. ATERAS’ Operating Loss in 2013 was nearly break-even at ($264K). Operational efficiencies and savings are anticipated to be realized through the merger as the new combined entity continues to progress towards break-even cash flow.

Branded as Modern Systems, the combined company will deliver the widest range of solutions for transitioning legacy systems to modern platforms. Modern Systems will serve over 200 enterprise customers in the insurance, financial and retail industries from offices in North America, Western Europe, Eastern Europe and the Middle East. The company will also provide services for government entities in the United States, United Kingdom, Canada, Singapore and the Netherlands. Matt Bell, CEO of BluePhoenix, will serve as CEO of Modern Systems. Scott Miller, ATERAS CEO, will assume a board role.

Modern Systems will differentiate on its heritage of modernizing legacy systems combined with new capabilities for deploying those systems in the cloud.

“We’ll empower customers to make the best choice for where they are in the legacy lifecycle,” Bell said. “From incremental solutions to broad-based portfolio modernization, we’ll leverage our technology and partner ecosystem to deliver modernized applications in a modern way- scalable, cost-effective and fully managed.”

"For the last 15 years, BluePhoenix and ATERAS have been at the forefront of innovation in our niche. This merger accelerates the pace of that innovation,” Miller said. “Combining our teams and new capabilities will make us more appealing to both customers and partners. With options ranging from rehosting to data replication to automated conversion, we have the most diverse range of services on the market, supported by the most experienced modernization resources in the world.”

Teleconference and Webcast for Financial Community

BluePhoenix will host a conference call at 11 a.m. EDT/8 a.m. PDT to discuss this announcement. The call can be accessed by dialing 888-539-3694 within the United States, or via local US number 719-457-2650 if calling internationally, approximately five minutes prior to its scheduled commencement. The participant code for the call is 878797.

About BluePhoenix Solutions

BluePhoenix Solutions Ltd. (NASDAQ: BPHX) is the leading provider of legacy language and database translation. The BluePhoenix portfolio includes a comprehensive suite of tools and services for automated database and application migration. Leveraging over 20 years of best-practice domain expertise, BluePhoenix works closely with its customers to minimize risk and provide a clear path from legacy platforms like COBOL, Natural/Adabas and others to modern solutions like SQL, DB2, Java and more. BluePhoenix customers come from diverse industries and vertical markets such as automotive, banking and financial services, insurance, manufacturing, and retail. BluePhoenix has 6 offices in the USA, UK, Italy, Romania, and Israel.

About ATERAS

ATERAS has supported global enterprises for over 30 years, offering state-of-the-art services that exploit automation for transforming legacy applications and databases into modern technologies using patent-pending automated conversion, modernization, and Re-Hosting technologies (DB-Shuttle®, eav® suite including ATP®). ATERAS’ Application Portfolio Management (APM) solutions and Application Code Understanding tools provide code analysis, enterprise field expansion, data archiving and COBOL/Natural automated documentation tools. Information at: www.ateras.com.

Media Contacts

Rick Oppedisano, Vice President of Global R&D and Marketing, BluePhoenix Solutions

(704) 649-3173

Investor Contacts:

Email: investors@modernsystems.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release may be deemed forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal Securities laws. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “plans,” “believes,” “estimates,” “expects," “predicts”, “intends,” the negative of such terms, or other comparable terminology. Because such statements deal with future events, plans, projections, or future performance of the Company, they are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. These risks and uncertainties include but are not limited to: the effects of the global economic and financial trends; market demand for the Company’s products; successful implementation of the Company’s products; changes in the competitive landscape, including new competitors or the impact of competitive pricing and products; and such other risks and uncertainties as identified in BluePhoenix’s most recent Annual Report and other reports filed by it with the SEC. Except as otherwise required by law, BluePhoenix undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. This press release is also available at www.bphx.com. All names and trademarks are their owners’ property.